Exhibit 23.1

Tel: +61 7 3237 5999 Fax: +61 7 3221 9227 www.bdo.com.au	Level 10, 12 Creek Street Brisbane QLD 4000 GPO Box 457 Brisbane QLD 4001 Australia

Board of Directors
Piedmont Lithium Inc.
Belmont, North Carolina

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 256454) and Registration Statement on Form S-3 (No. 333-259798) of Piedmont Lithium Inc. of our report dated 23 February 2023, relating to the consolidated financial statements of Atlantic Lithium Limited which appears in the Annual Report on Form 10-K for the year ended December 31, 2022, by Piedmont Lithium Inc. Our report contains an explanatory paragraph regarding Atlantic Lithium Limited’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the prospectus supplement which is a part of the prospectus dated September 24, 2021 (Registration No. 333-259798).

BDO Audit Pty Ltd

/s/ Richard Swaby

Richard Swaby
Brisbane, Queensland, 14 December 2023

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.